Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts" and "Risk Factors" in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-108408) and related Prospectus of McMoRan Exploration Co. for the registration of $130 million 6% Convertible Senior Notes due 2008 and to the incorporation by reference therein of our reports dated January 22, 2003, with respect to the 2002 consolidated financial statements and schedule of McMoRan Exploration Co. included in its Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

New Orleans, Louisiana

September 29, 2003